Exhibit l.4

November 10, 2015

K&L Gates LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

RE:	Nuveen High Income December 2018 Target Term Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen High Income December 2018 Target Term Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion, filed with Pre-Effective Amendment No. 3 to the Fund’s Registration Statement on Form N-2 on October 23, 2015.

In giving this consent we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius

MORGAN, LEWIS, & BOCKIUS LLP